UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 16, 2016
ALPHATEC HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real, Carlsbad, CA		92008
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (760) 431-9286
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On March 16, 2016, Alphatec Holdings, Inc. (the “Company”) received a determination letter from the staff (the “Staff”) of The NASDAQ Stock Market LLC (“Nasdaq”) stating that the Company has not regained compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 5450(a)(1).  As previously disclosed, the Company was initially notified by the Staff on September 17, 2015, that the bid price for its common stock had failed to satisfy the minimum bid price requirement and in accordance with the Nasdaq Listing Rules, the Company was provided 180 calendar days, or by March 15, 2016, to regain compliance with the minimum bid price requirement.
Nasdaq’s delisting determination will not immediately result in the delisting of the Company’s common stock as the Company intends to request a hearing to appeal this determination, as it is entitled to do under the Nasdaq rules. Pursuant to the Nasdaq rules, the delisting of the Company’s common stock will be stayed during the pendency of the appeal.
While the appeal process is pending the Company’s common stock will continue to trade on the Nasdaq Global Select Market until the hearing process concludes and the Hearing Panel issues a written decision.  Although it is the Company’s intention to work with the Hearing Panel to remain on The Nasdaq Global Select Market, there can be no assurance that the Nasdaq Hearing Panel will grant the Company’s request for continued listing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC. (Registrant)

Date: March 21, 2016	/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Senior Vice President